Summary Translation	Exhibit 4.39

Maximum Pledge Contract

Contract No.:2011JIYINZUIQUANZHIZIDI12140695

Pledgor :Ganglian Finance Leasing Co., Ltd

Pledgee : CITIC Shijiazhuang Branch

Signing Date :August 30, 2012

Pledge Definition :   To ensure multiple loans Party B (Pledgee) has lent to Hebei Chuanglian Finance Leasing Co., Ltd., Party A (Pledgor) is willing to provide the Maximum Pledge Guarantee hereunder for Party B.

Maximum Amount: RMB91, 000,000

Pledge Term : From August 30, 2012 to December 31, 2013

Collateral: The assets Party A pledges to Party B as Collateral are listed in Maximum Pledge Contract (No. 2012JIYINZUIQUANZHIZIDI12140695-01). The appraised value of the Collateral is RMB 1,703,658,992.05.